News Release

CONTACTS:

Company:	Investor Relations:
Karen T. Boyd	Deborah K. Pawlowski
Senior Vice President and Treasurer	Kei Advisors LLC
Phone: (229) 873-3837	Phone: (716) 843-3908
investorinfo@sgfc.com	dpawlowski@keiadvisors.com

For Immediate Release

Southwest Georgia Financial Corporation Reports 16% Net Income Growth for
First Quarter 2018

MOULTRIE, GEORGIA, April 24, 2018 -- Southwest Georgia Financial Corporation (the “Company”) (NYSE American: SGB), a full-service community bank holding company, today reported results of operations for the first quarter ended March 31, 2018. Comparisons are to prior year-periods unless otherwise noted.

“Our first quarter results continue the trend of solid growth in loans, deposits, and earnings. Response in our new Tifton market has been promising, and our Moultrie and Valdosta markets continue to provide growth and stability. We anticipate another successful and exciting year and are confident that our long-term strategy and focus will continue to deliver value,” commented DeWitt Drew, President and CEO.

Income Highlights

•	Net income increased 16% to $1.2 million, or $0.48 per diluted share, from $1.1 million, or $0.42 per diluted share. An adjustment was made to estimated tax accruals in the first quarter, and, absent this adjustment, the Company expects it will be accruing a tax rate of approximately 14% for the remainder of 2018.
•	Net interest income improved $382 thousand to $4.4 million, primarily due to growth in average total loans of $29.2 million. The increase in provision for loan losses to $215 thousand was necessitated by continued strong loan growth.
•	Higher net interest income was mostly offset by a decrease in noninterest income and increases in provision for loan loss and noninterest expense. Noninterest income continues to be impacted by lower service charges as the economy improves and decreased mortgage banking fees as a result of closing Empire Financial Services.

Balance Sheet Trends

•	Total assets at March 31, 2018, were $510.1 million, up 8% or $39.2 million. Total loans grew 8%, or $24.5 million, to $335.2 million, while continuing to maintain high standards of credit quality. Net charge-offs to average loans were 0.11%.
•	Total deposits were up over 6%, or $25.4 million, to $418.4 million at March 31, 2018. Federal Home Loan Bank Advances were up $12.6 million as further funding for loan growth. The average cost of all interest bearing liabilities increased 18 basis points to 0.77%.

Capital Management

•	Book value per share grew 5% to $16.23 at March 31, 2018.
•	In March 2018, the Company paid a quarterly cash dividend of $0.11 per common share. Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, has paid cash dividends for 90 consecutive years.

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Webcast and Conference Call

The Company will host a conference call and webcast on Tuesday, April 24, 2018 at 1:00 p.m. ET. Management will review the financial and operating results for the first quarter 2018, as well as the Company’s strategy and outlook. A question and answer session will follow the formal discussion.

The conference call can be accessed by calling (201) 689-8263. Alternatively, the webcast can be monitored at www.sgb.bank.

A telephonic replay will be available from 4:00 p.m. ET on the day of the teleconference until Tuesday, May 1, 2018. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13678425, or access the webcast replay at www.sgb.bank/investor-relations, where a transcript will be posted once available.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $510 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and government customers. The current banking facilities include the main office located in Colquitt County, branch offices located in Baker County, Worth County and Lowndes County, and a loan production office located in Tift County. In addition to conventional banking services, the Company provides investment planning and management, trust management, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services, which is located in Colquitt County. The Company routinely posts news and other important information on its website.

More information on Southwest Georgia Financial Corporation and Southwest Georgia Bank can be found at: www.sgb.bank.

SAFE HARBOR STATEMENT
This news release contains forward-looking statements, as defined by federal securities laws, including statements about the Company’s financial outlook. These statements are based on current expectations and are provided to assist in the understanding of future financial performance. Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. Important factors that could cause actual results to differ materially from those contemplated today include a change in the Company’s capital structure, new or expanded regulatory requirements, the success of the Company’s growth strategy, customer preferences, the interest rate environment and other factors described in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q under the sections entitled “Forward-Looking Statements” and “Risk Factors”. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law.

Financial tables follow.

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF CONDITION

(Dollars in thousands except per share data)

	(Unaudited)	(Audited)	(Unaudited)
	March 31,	December 31,	March 31,
	2018	2017	2017
ASSETS
Cash and due from banks	$9,777	$11,143	$7,133
Interest-bearing deposits in banks	39,210	22,995	18,106
Certificates of deposit in other banks	1,985	1,985	1,235
Investment securities available for sale	56,228	54,364	59,692
Investment securities held to maturity	43,898	44,591	52,698
Federal Home Loan Bank stock, at cost	2,475	2,438	1,905
Loans, less unearned income and discount	335,185	330,173	310,707
Allowance for loan losses	(3,170)	(3,044)	(3,162)
Net loans	332,015	327,129	307,545
Premises and equipment	12,975	12,250	11,260
Bank properties held for sale	212	212	212
Foreclosed assets, net	0	759	127
Intangible assets	16	20	31
Bank owned life insurance	6,595	6,553	5,390
Other assets	4,747	4,633	5,563
Total assets	$510,133	$489,072	$470,897
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
NOW accounts	$28,318	$25,871	$38,164
Money market	139,728	129,040	114,702
Savings	32,683	30,794	30,190
Certificates of deposit $250,000 and over	22,636	22,662	21,016
Other time accounts	62,186	60,970	60,215
Total interest-bearing deposits	285,551	269,337	264,287
Noninterest-bearing deposits	132,898	127,669	128,720
Total deposits	418,449	397,006	393,007

Other borrowings	19,471	17,971	8,448
Long-term debt	27,557	29,057	26,029
Accounts payable and accrued liabilities	3,330	3,895	4,110
Total liabilities	468,807	447,929	431,594
Shareholders' equity:
Common stock - par value $1; 5,000,000 shares
authorized; 4,293,835 shares issued (*)	4,294	4,294	4,294
Additional paid-in capital	5,459	31,701	31,701
Retained earnings	33,972	33,021	31,118
Accumulated other comprehensive income	(2,399)	(1,630)	(1,690)
Total	41,326	67,386	65,423
Treasury stock - at cost (**)	0	(26,243)	(26,120)
Total shareholders' equity	41,326	41,143	39,303
Total liabilities and shareholders' equity	$510,133	$489,072	$470,897

* Common stock - shares outstanding	2,545,776	2,541,505	2,547,437
** Treasury stock - shares	0	1,752,330	1,746,398

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED INCOME STATEMENT (unaudited*)

(Dollars in thousands except per share data)

	For the Three Months
	Ended March 31,
	2018*	2017*
Interest income:
Interest and fees on loans	$4,293	$3,785
Interest and dividend on securities available for sale	331	325
Interest on securities held to maturity	277	316
Dividends on Federal Home Loan Bank stock	32	24
Interest on deposits in banks	118	50
Interest on certificates of deposit in other banks	11	2
Total interest income	5,062	4,502

Interest expense:
Interest on deposits	372	272
Interest on other borrowings	116	26
Interest on long-term debt	126	138
Total interest expense	614	436
Net interest income	4,448	4,066
Provision for loan losses	215	75
Net interest income after provision for losses on loans	4,233	3,991

Noninterest income:
Service charges on deposit accounts	224	270
Income from trust services	59	54
Income from retail brokerage services	88	89
Income from insurance services	388	433
Income from mortgage banking services	1	72
Net gain (loss) on the sale or disposition of assets	(7)	0
Net gain on the sale of securities	0	124
Other income	241	241
Total noninterest income	994	1,283

Noninterest expense:
Salary and employee benefits	2,341	2,298
Occupancy expense	290	279
Equipment expense	190	205
Data processing expense	354	387
Amortization of intangible assets	4	4
Other operating expense	817	728
Total noninterest expense	3,996	3,901

Income before income tax expense	1,231	1,373
Provision for income taxes	(1)	308
Net income	$1,232	$1,065

Net income per share, basic	$0.48	$0.42
Net income per share, diluted	$0.48	$0.42
Dividends paid per share	$0.11	$0.11
Basic weighted average shares outstanding	2,544,922	2,547,437
Diluted weighted average shares outstanding	2,544,922	2,547,437

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

Financial Highlights

(Dollars in thousands except per share data)

At March 31	2018	2017
Assets	$510,133	$470,897
Loans, less unearned income & discount	$335,185	$310,707
Deposits	$418,449	$393,007
Shareholders' equity	$41,326	$39,303

	Three Months Ended March 31,
	2018	2017
Performance Data & Ratios
Net income	$1,232	$1,065
Earnings per share, basic	$0.48	$0.42
Earnings per share, diluted	$0.48	$0.42
Dividends paid per share	$0.11	$0.11
Return on assets	0.99%	0.91%
Return on equity	11.89%	10.91%
Net interest margin (tax equivalent)	4.05%	3.98%
Dividend payout ratio	22.74%	26.30%
Efficiency ratio	70.92%	70.15%

Asset Quality Data & Ratios
Total nonperforming loans	$1,506	$1,222
Total nonperforming assets	$1,506	$1,349
Net loan charge offs	$89	$38
Reserve for loan losses to total loans	0.95%	1.02%
Nonperforming loans/total loans	0.45%	0.39%
Nonperforming assets/total assets	0.30%	0.29%
Net charge offs / average loans	0.11%	0.05%

Capital Ratios
Average common equity to average total assets	8.33%	8.38%
Common equity Tier 1 capital ratio	12.86%	12.54%
Tier 1 capital ratio	12.86%	12.54%
Tier 1 leverage ratio	8.78%	8.79%
Total risk based capital ratio	13.79%	13.50%
Book value per share	$16.23	$15.43
Tangible book value per share	$16.23	$15.42

Quarterly	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Averages	2018	2017	2017	2017	2017

Assets	$497,562	$486,699	$471,643	$469,201	$466,019
Loans, less unearned income & discount	$331,822	$330,842	$324,206	$312,848	$302,620
Deposits	$405,827	$396,746	$385,989	$390,268	$388,761
Equity	$41,466	$41,502	$41,089	$40,169	$39,054
Return on assets	0.99%	0.59%	0.81%	0.92%	0.91%
Return on equity	11.89%	6.91%	9.26%	10.69%	10.91%
Net income	$1,232	$717	$952	$1,074	$1,065
Net income per share, basic	$0.48	$0.28	$0.37	$0.42	$0.42
Net income per share, diluted	$0.48	$0.28	$0.37	$0.42	$0.42
Dividends paid per share	$0.11	$0.11	$0.11	$0.11	$0.11

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